Exhibit 99.1
Investors:
Ina McGuinness/Lena Adams
ICR, Inc.
310.954.1100
OBAGI MEDICAL PRODUCTS NAMES PRESTON ROMM
CHIEF FINANCIAL OFFICER
LONG BEACH, Calif. — June 19, 2008 — Obagi Medical Products, Inc. (NASDAQ: OMPI), a leader in topical aesthetic and therapeutic skin health systems, today announced that it has named Preston Romm, 54, as its Chief Financial Officer, and Executive Vice President, Finance, Operations and Administration effective July 1, 2008.
Mr. Romm brings to the Company more than 14 years of senior level experience in finance, operations and administration including financing growth strategies, negotiating and integrating several mergers and acquisitions and implementing restructurings, supply chain management processes, ERP systems, internal controls and Sarbanes-Oxley compliance procedures.
Mr. Romm joins Obagi from Iomega Corporation, which recently completed its sale to EMC Corporation. At Iomega, he was Chief Financial Officer and responsible for all administrative functions including finance, SEC compliance, treasury, investor relations and information systems. Mr. Romm’s extensive public company financial experience includes serving as the CFO of Dot Hill Systems (NASDAQ:HILL), STM Wireless (NASDAQ:STMI) and Verteq, Inc., a privately held company, and he was Chief Accounting Officer of MTI Technology (NASDAQ: MTIC). Mr. Romm began his career at the CPA firm of Schmidt & Co., and has also held management positions at Unisys and McDonnell Douglas. He holds a B.S. in Accounting from the University of Maryland and an M.B.A. from American University. Mr. Romm currently serves as a member of the board of directors of Netlist (NASDAQ: NLST) where he is chairman of the audit committee and a member of the nominating and governance committees.
Steve Carlson, President and CEO of Obagi Medical Products, stated, “Preston is a welcome addition to Obagi who brings with him experience overseeing a variety of corporate functions, including product life cycle assessment, legal and operations in addition to his extensive financial qualifications. I am particularly impressed with his track record of driving accountability across the organizations for which he has been responsible. I believe Preston will play a significant role as we execute on our growth strategies and build upon the strong foundation of Obagi Medical Products.”
Preston Romm commented, “I appreciate the opportunity that joining Obagi affords and I look forward to working with Steve and the rest of his talented team to capitalize on the myriad opportunities in the aesthetic and dermatology marketplace.”
About Obagi Medical Products, Inc.
Obagi Medical Products develops and commercializes skin health products for the dermatology, plastic surgery, and related aesthetic markets. Using its Penetrating Therapeutics™ technologies, Obagi Medical’s products are designed to improve penetration of agents across the skin barrier for common and visible skin conditions in adult skin including chloasma, melasma, senile lentigines, acne vulgaris and sun damage. The history of Obagi’s skin care product introductions is as follows: Obagi Nu-Derm®, 1988; Obagi-C® Rx (the first and only prescription-strength vitamin C and hydroquinone system), 2004; Obagi® Professional-C (a line of highly stable vitamin C serums), 2005; Obagi® Condition and Enhance for use with cosmetic procedures to enhance patient outcomes and satisfaction, 2006; Obagi ELASTIderm™ eye treatment and Obagi CLENZIderm® M.D. acne therapeutic systems, 2007; a formulation of Obagi CLENZIderm® M.D. Systems for normal to dry skin, June 2007; and Obagi ELASTIderm™ Décolletage System, January 2008. Obagi’s products are available only through physicians. Visit www.obagi.com for information.
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